EXHIBIT 10.12

AMENDED AND RESTATED
LICENSE AGREEMENT

          This Amended and Restated License Agreement, dated as of May 1, 2004, by and between Stolle Milk Biologics, Inc. (“SMBI”), a Delaware corporation, with its principal office at 6954 Cornell Road, Suite 400, Cincinnati, Ohio 45242, and NuVim, Inc. (“NuVim”), a Delaware corporation, with its principal office at 12 Route 17, Suite 210, Paramus, New Jersey 07652.

W I T N E S S E T H:

          WHEREAS, SMBI and NuVim entered into a License Agreement dated as of March 1, 2000 and now desire to amend and restate that agreement;

          WHEREAS, SMBI has carried out research and development related to the manufacture and production of milk obtained from cows that have been hyperimmunized using SMBI’s proprietary vaccine technology and SMBI’s proprietary process technology;

          WHEREAS, NuVim desires a license to use SMBI’s intellectual property and know-how for the development, manufacture and sale of certain non-milk beverages; and

          WHEREAS, SMBI desires to grant NuVim a license to use its intellectual property and know-how to develop, manufacture and sell certain non-milk beverages, all on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
DEFINITIONS

          (a)          “Affiliate” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, governmental or regulatory body or other entity that controls, is controlled by, or is under common control with, a party.  A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other equity interests of the other corporation or other entity or has the power to direct or cause the direction of the management and policies of such corporation or entity, as applicable.

          (b)          “Agreement” means this Amended and Restated License Agreement.

          (c)          “Confidential Information” means any information that in any way shall relate to a party hereto or any Affiliate thereof, including, without limitation, its products, business, know-how, methods, trade secrets and technology, that shall be furnished or disclosed to the other party hereto in connection with this Agreement and shall include all information disclosed by one party to the other party which would be reasonably recognized as confidential or proprietary information; provided, however, Confidential Information shall not include any information which:

                        (i)          at the time of the disclosure, is generally available to the public;

                        (ii)          after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information;

                        (iii)          becomes available to the recipient of such information from a third party that is not legally prohibited from disclosing such Confidential Information; provided, that such Confidential Information was not acquired directly or indirectly from the disclosing party or its Affiliates;

                        (iv)          the recipient of which can demonstrate was developed by or for such recipient independent of the disclosure by the disclosing party or its Affiliates hereunder; or

                        (v)          is required to be disclosed by legal or judicial process; provided, in each case, the party so disclosing information timely informs the other party, uses its best efforts to limit the disclosure required by such legal or judicial process and maintain confidentiality, and permits the other party to attempt, by appropriate legal means, to limit such disclosure.

          (d)          “Gross Sublicense Royalty” means any and all consideration, including upfront fees and continuing royalties, received by NuVim as a result of its sublicensing the SMBI Intellectual Property and/or the NuVim Trademark (as defined in Section 2.4(a) hereof) as permitted by this Agreement.

          (e)          “Improvement” means any and all improvements, developments, formulae, ingredients, trademarks, trade names, copyrights, variations and innovations (whether or not patented or patentable) relating in any way to, or arising from, this Agreement and/or the SMBI Intellectual Property as such term shall apply to products supplied by SMBI, but such term shall not apply to finished products which contain SMBI products as an ingredient.

          (f)          “Licensed Products” means products used in a Licensed Use (i) supplied to NuVim from SMBI under terms of a separate supply agreement between SMBI and NuVim or (ii) developed by, or on behalf of, NuVim using the SMBI Intellectual Property; provided that all such products shall have a minimum serving size of four (4) fluid ounces.

          (g)          “Licensed Use” means the right to use the SMBI Intellectual Property for the development, manufacture and sale of carbonated and non-carbonated beverages  (and powders based on such beverages designated for reconstitution).  “Licensed Use” does not include fluid milk, milk concentrates or powders, milk blend beverages, yogurt or yogurt blend beverages and nutritional meal replacement products in any form (as defined by regulations of the Federal Food and Drug Administration).

          (h)          “Milk Business” means the business of the development, production, marketing and sale of beverages based on milk and/or milk protein concentrate or other milk-derived products obtained from cows that have been immunized using SMBI’s proprietary vaccine technology or otherwise protected by SMBI’s patent rights.

          (i)          “Net Sales” means gross sales of NuVim (or, as applicable, its sublicensees) for all Licensed Products less reasonable and standard (i) customer trade discounts, (ii) credit term discounts and (iii) returns.

          (j)          “Patent Rights” means any and all letters patent (including but not limited to patents of implementation, improvement, or addition, and inventors certificates, as well as divisions, reissues, continuations, continuations-in-part, renewals and extensions of any of these), applications for letters patent, and letters patent which may issue on such applications, in each case, in which SMBI has any interest and relate to the Milk Business.

          (k)          “SMBI Intellectual Property” means all of SMBI’s United States and foreign intellectual property, including Patent Rights, trade secrets, formulae, process, know-how and methods now or hereafter created by, or in the possession of, SMBI that relate to the Milk Business (including intellectual property related to the manufacture of products related to the Milk Business).

          (l)          “Territory” means worldwide with the exception of the following countries: Australia, China,  India Indonesia, Japan, Korea, Malaysia, New Zealand, Taiwan, Singapore, Thailand, Brunei, Vietnam, Cambodia, Hong Kong, the Phillipines and all countries and territories located between such countries (each, a “Non-Territory Country:); provided, however, that (i) if NuVim has not achieved material sales of Licensed Products in any country in the Territory (other than the United States) prior to the second anniversary of this Agreement , then the exclusive license granted in Section 2.1 below shall automatically convert on such date to a non-exclusive license in such country and (ii) if NuVim has not achieved material sales of Licensed Products in any country in the Territory (other than the United States) prior to the fifth anniversary following introduction of NuVim in such country, then the license granted in Section 2.1 below shall terminate entirely with respect to such country.

ARTICLE II.
GRANT OF LICENSE; SUBLICENSING

          2.1          License of SMBI Intellectual Property.  SMBI hereby grants to NuVim, subject to the terms and conditions of this Agreement, the exclusive license in the Territory to use the SMBI Intellectual Property for any Licensed Use.  The license so granted to NuVim shall be nontransferable except as otherwise expressly provided herein.

          2.2          Ownership.  SMBI shall remain the sole owner of the SMBI Intellectual Property and SMBI shall continue to have all right, title and interest to use or license the SMBI Intellectual Property, except as explicitly provided in this Agreement.

          2.3          Sublicensing.  During the Term and any Renewal Term (as such terms are defined in Section 5.1), NuVim shall have the exclusive right to grant, in the Territory, sublicenses of the SMBI Intellectual Property to other beverage companies or suppliers solely for uses consistent with the uses of the SMBI Intellectual Property contemplated in this Agreement subject to the review and consent (not to be unreasonably withheld) of SMBI; provided, however, that NuVim shall ensure that such sublicenses are consistent with the terms of this Agreement and that if this Agreement shall terminate as provided hereinafter, such sublicenses shall also terminate.

          2.4          License of NuVim Trademarks.

          (a)          SMBI hereby grants to NuVim during the term of this Agreement (i) an exclusive irrevocable license to use the NuVim trademark held by SMBI (the “NuVim Trademark”) in North America for all purposes, (ii) an exclusive right to use the NuVim Trademark outside of North America for uses that are the subject of, and permitted by, this Agreement; and (iii) upon written consent of SMBI (which consent shall not be unreasonably withheld), a non-exclusive right to use and/or sublicense the NuVim Trademark outside of North America for uses not contemplated in, or the subject of, this Agreement; provided, however, that all royalties received by either party pursuant to this clause (iii) shall be divided evenly between SMBI and NuVim.  NuVim accepts the license of the NuVim Trademark subject to the terms and conditions set forth herein.

          (b)          The grant of the license set forth in Section 2.4(a) of this Agreement is expressly conditioned upon the continuation of this Agreement.

          (c)          NuVim acknowledges the ownership of the NuVim Trademark by SMBI and agrees that it will do nothing inconsistent with such ownership.

          (d)          NuVim agrees that nothing in this Agreement shall give NuVim any right, title or interest in the NuVim Trademark other than the right to use the NuVim Trademark in accordance with this Agreement.

          (e)          NuVim agrees that it will not, on any grounds whatsoever, attack the title of SMBI to the NuVim Trademark.

          (f)          NuVim agrees to notify SMBI of any unauthorized use of the NuVim Trademark by others promptly as it comes to NuVim’s attention.

          (g)          NuVim agrees that it will not use the NuVim Trademark in any written, printed or graphic form without first obtaining the approval of SMBI.  In the event that SMBI shall fail to respond to any request for approval made by NuVim in writing within ten (10) days of receipt of such request, such approval shall be deemed to have been granted.

          (h)          Notwithstanding the foregoing Sections 2.4(a)-(g), in the event that on or before December 31, 2004 NuVim has (i) received as part of an equity financing working capital of at least, $5,000,000 and (ii) as part of the bridge financing received at least $500,000 and  reduced by at least $200,000 the amount of its currently outstanding obligations to SMBI, then SMBI shall actually assign the NuVim Trademark to NuVim promptly upon NuVim’s written request; provided, however, that such assignment shall be automatically revoked in the event that this Agreement is terminated by SMBI pursuant to  of Section 5.4 below.   Such assignment shall be in a form reasonably acceptable to the parties.

          2.5          SMBI Intellectual Property Maintenance.  During the Term and any Renewal Term:

          (a)          SMBI shall be responsible for maintaining and protecting the SMBI Intellectual property (other than the Trademark NuVim), including, without limitation, the making of filings for new patents and/or trademarks, and the taking of whatever action it reasonably deems necessary and beneficial to protect the SMBI Intellectual Property from infringement, which action may include initiating an infringement or unfair competition proceeding involving the SMBI Intellectual Property pursuant to Section 8.1 hereof;

          (b)          NuVim shall be responsible for maintaining and protecting its trademarks, and other trade names, and the NuVim Trademark, including without limitation, taking whatever action it reasonably deems necessary and beneficial to protect its trademarks and other trade names from infringement (including infringement by sub-licensees, if any), which action may include initiating an infringement or unfair competition proceeding involving its trademarks and other trade names and the NuVim Trademark pursuant to Section 8.1 hereof.   Notwithstanding the foregoing sentence if  in SMBI’s reasonable judgment NuVim is not properly maintaining or protecting its trademarks and other trade names (including the NuVim Trademark), it shall have the right to take whatever reasonable action it deems necessary at its own expense to protect such trademarks and trade names (including the NuVim Trademark).

ARTICLE III.
TECHNICAL ASSISTANCE

          3.1          Technical Assistance.  SMBI shall make available to NuVim, as reasonably requested by NuVim, appropriate personnel to assist NuVim in understanding and implementing the SMBI Intellectual Property.  To the extent additional specialized assistance is required (including project work and development of new formulations), SMBI will reasonably cooperate with NuVim to provide such assistance to NuVim.  NuVim shall reimburse SMBI for all reasonable costs related to such technical assistance with NuVim.  Payment for such services will be thirty (30) days from receipt of invoice.

ARTICLE IV.
ROYALTIES; REPORTS; PAYMENTS

          4.1          Royalties.  During the Term and any Renewal Term, NuVim shall pay royalties to SMBI as follows:

          (a)          subject to Section 4.2 hereof, NuVim shall pay SMBI on a monthly basis a royalty equal to the following amounts:

                        (i)          two percent (2%) of Net Sales up to and including $75,000,000 in any year;

                        (ii)         one and one half percent (1.5%) of Net Sales over $75,000,000 in any year; and

                        (iii)       one percent (1%) of Net Sales in excess of $150,000,000.

                        (iv)       fifty percent (50%) of the Gross Sublicense Royalties received by NuVim from its sublicensees.

          4.2          Report; Payment.  NuVim shall, within thirty (30) days following the last day of each month during the life of this Agreement, submit to SMBI a written report specifying (i) the Net Sales during that month and the royalty due thereon, and (ii) the Gross Sublicense Royalty amount and the Net Sales by NuVim sublicensees for that calendar month and the royalty accrued thereon pursuant to Section 4.1(a) hereof.  Subject to Section 4.4 hereof, each report shall be accompanied by payment in full of such royalty amounts (payable in U.S. dollars).  If there shall have been no Net Sales or no Gross Sublicense Royalty for such month, NuVim’s report shall so state.

          4.3           Audit.  NuVim shall maintain true and complete books of account containing an accurate record of all of its transactions that may be covered by this Agreement.  SMBI shall have the right, its representatives and at the sole expense of SMBI, to examine NuVim’s books of account related to transactions covered by this Agreement, on reasonable prior notice for the purpose of verifying the accuracy of payments made hereunder.  All sublicenses granted by NuVim hereunder shall confer upon SMBI the foregoing right to audit the relevant books and records of each sublicensee.

          4.4          Records.  The records and accounts of NuVim referenced in Sections 4.2 and 4.3 hereof and relating to any given calendar year shall be retained for two (2) full calendar years following the delivery, pursuant to Section 4.2 hereof, by NuVim of the report for such calendar year.

ARTICLE V.
TERM OF AGREEMENT AND TERMINATION

          5.1          Term.  Unless sooner terminated pursuant to the terms of this Agreement, the term of this Agreement shall commence as of the date of this Agreement and shall extend for a period of ten (10) years (the “Term”).  Unless sooner terminated in accordance with the terms of this Agreement, this Agreement shall be automatically renewed for successive two (2) year terms (each a “Renewal Term”).  Upon the termination of this Agreement, the provisions of this Agreement shall expire and terminate and be of no further force or effect and neither party shall have liability to the other party, except to the extent specifically set forth in Section 5.5 hereof.

          5.2          Termination by Mutual Agreement.  This Agreement may be terminated at any time by mutual written agreement between the parties.

          5.3          Termination for Breach.  If either party breaches or defaults in the performance or observance of any of such party’s material obligations under this Agreement and such breach or default is not cured within sixty (60) days after receipt by such party of written notice specifying the breach or default from the non-breaching or non-defaulting party, then the non-breaching or non-defaulting party shall have the right to terminate this Agreement with immediate effect by giving written notice of termination to the breaching or defaulting party.

          5.4          Termination for Bankruptcy.  This Agreement may be terminated by either party, on fifteen (15) days written notice, if any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of the other party’s assets or similar proceeding under the law for release of creditors shall be instituted by or against the other party or if the other party shall make an assignment for the benefit of its creditors.

          5.5          Termination for Termination of Supply Agreement.  This Agreement may be terminated by SMBI if that certain Supply Agreement, dated as of the date hereof, between SMBI and NuVim has been terminated by its terms.

          5.6          Consequences of Termination.

          (a)          Upon termination of this Agreement under Section 5.4, NuVim agrees

                        (i)          to immediately discontinue and forever refrain from all use of the SMBI Intellectual Property and NuVim Trademark;

                        (ii)          that all rights in the SMBI Intellectual Property and the goodwill connected therewith shall remain the property of Owner and ownership of the NuVim Trademark shall revert to SMBI.

          (b)          Upon termination of this Agreement under Sections 5.2, 5.3, or 5.5, NuVim agrees

                        (i)          to immediately discontinue and forever refrain from all use of the SMBI Intellectual Property (except the NuVim Trademark);

                        (ii)        that all rights in the SMBI Intellectual Property and the goodwill connected therewith (except the NuVim Trademark) shall remain the property of Owner.

          (c)          Articles 11 and 12 of this Agreement shall survive termination of this Agreement.

          (d)          Expiration or termination of this Agreement shall not relieve the parties of any obligations accruing prior to the effective date thereof.

ARTICLE VI.
IMPROVEMENTS

          6.1          Ownership of Improvements.  All Improvements (i) developed by SMBI or (ii) developed by SMBI or NuVim as a direct or indirect result of this Agreement or any other collaboration between SMBI and NuVim, shall be the sole property of SMBI; provided, however, that NuVim shall have the exclusive right to use and/or sell any Improvement resulting from this Agreement consistent with the uses that are the subject of, and permitted by, this Agreement.

NuVim shall disclose promptly to SMBI any Improvement it has made, discovered or created that relate to the SMBI Intellectual Property and hereby agrees to execute any document or instrument to transfer ownership to SMBI or evidence that such Improvement is owned by SMBI.  To the extent applicable, SMBI may, in its own name and at its own expense, file any patent and/or trademark applications anywhere on such Improvements.  NuVim shall cooperate fully with SMBI, at SMBI’s expense, in the preparation and prosecution of any such patent or trademark application.

          6.2          Inclusion of Improvements.  Any new Improvement made, developed or created by NuVim or SMBI relating to the SMBI Intellectual Property shall automatically be included in the definition of SMBI Intellectual Property and be subject to this Agreement.

ARTICLE VII.
WARRANTIES; DISCLAIMER; INDEMNITIES

          7.1          Representations and Warranties.

          (a)          SMBI hereby represents and warrants to NuVim that (i) it owns all right, title and interest in and to the SMBI Intellectual Property, free and clear of all liens and other charges that could affect, in any way, NuVim’s rights hereunder, (ii) it has all requisite power and authority, unrestricted by any law or governmental regulation or agreement, to enter into this Agreement and to perform its obligations hereunder, and (iii) to SMBI’s knowledge, the SMBI Intellectual Property Rights do not, and the use of the SMBI Intellectual Property Rights or the manufacture, promotion and/or marketing of any Licensed Product, will not, infringe on the intellectual property rights of any party.

          (b)          NuVim hereby represents and warrants to SMBI that (i) it has all requisite power and authority, unrestricted by any law or governmental regulation or agreement, to enter into this Agreement and to perform its obligations hereunder and (ii) this Agreement is not in conflict with any other agreement.

          7.2          Obligation of SMBI to Indemnify.  SMBI agrees to indemnify, defend and hold NuVim and its officers, directors, employees and agents harmless from and against any and all liability, damage, loss, cost or expense (collectively, “Losses”), including reasonable attorneys’ fees resulting from SMBI’s breach of its warranties hereunder.

          7.3          Obligation of NuVim to Indemnify.  NuVim will indemnify, defend and hold SMBI and its officers, directors, employees and agents harmless from and against any and all Losses, including reasonable attorneys’ fees, resulting from NuVim’s or NuVim’s sublicensee’s manufacture, promotion and/or marketing of any Licensed Product, including, without limitation, claims made by reason of labeling prepared by NuVim, unless such liability, damage, loss, cost or expense is caused by the breach of SMBI’s warranties under this Article 7.

          7.4          Notice to Indemnifying Party.  If any party (the “Indemnitee”) receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Sections 7.2 or 7.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee.  The Indemnifying Party may, subject to the other provisions of this Section 7.4, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim.  If the Indemnifying Party elects to compromise or defend such asserted liability, it shall, within thirty (30) days (or sooner, if the nature of the asserted liability so requires), notify the Indemnitee of its intent to do so, and the Indemnitee shall reasonably cooperate at the request and reasonable expense of the Indemnifying Party in the compromise of, or defense against, such asserted liability.  The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to, or injunctive relief against, the Indemnitee and a complete release of the Indemnitee with respect thereto.  The Indemnifying Party shall have the right, except as provided below in this Section 7.4, to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder.  All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party.  The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, however, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party.  If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

ARTICLE VIII.
THIRD PARTY INFRINGEMENT

          8.1          Infringement.  If, during the Term or any Renewal Term, a third party infringes the SMBI Intellectual Property or the NuVim Trademark within the Territory and such infringement is discovered by either party hereto, the discovering party shall notify the other party of the nature of the unlawful activity and the identity of the third party.  SMBI may take any action it deems reasonably necessary and beneficial, including litigation, to protect the SMBI Intellectual Property and NuVim may take any action it deems reasonably necessary and beneficial, including litigation, to protect the NuVim trademarks; provided, however, that if in the reasonable judgment of SMBI or NuVim, as the case may be, if any such infringement does not pose a material risk to the SMBI Intellectual Property or the NuVim trademarks and could not materially damage the reputation of the SMBI Intellectual Property or any Licensed Product, or the NuVim trademarks, then SMBI or NuVim, as the case may be, shall not be required to take any action.  To the extent SMBI takes any action to protect the SMBI Intellectual Property and/or any Licensed Product and receives damages and/or other proceeds as a result of such action, SMBI shall retain all such proceeds.  To the extent NuVim takes any action to protect the NuVim trademarks and receives damages and/or other proceeds as a result of such action, NuVim shall retain all such proceeds.  NuVim may participate, at its cost, in any litigation brought by SMBI but shall not receive any proceeds resulting therefrom.

ARTICLE IX.
DUTY TO EXPLOIT

          9.1          NuVim covenants and agrees during the Term or any Renewal Term that it will use its best efforts to develop and promote, in good faith, the sale and use of Licensed Products manufactured by NuVim or any sublicensee thereof and to supply the demand therefor.

ARTICLE X.
EXPORT RESTRICTIONS

          10.1          During the Confidentiality Term (as defined in Section 11.1 hereof), NuVim agrees that it shall not export any technical data included in the SMBI Intellectual Property or any product relating thereto, either directly or indirectly, to destinations that are prohibited under any law, statute and/or regulation of such jurisdiction then in effect and NuVim agrees that it shall not export any technical data included in the SMBI Intellectual Property or product relating thereto, either directly or indirectly, to destinations for which a validated license, filing or other regulatory approval is required under any such law, statute or regulation without NuVim previously having obtained same.  In addition, NuVim shall include in every sales contract and every sublicense a clause prohibiting the buyer and sublicensee from re-exporting any technical data included in the SMBI Intellectual Property and/or direct product relating thereto in violation of any such law, statute or regulation.

ARTICLE XI.
CONFIDENTIALITY

          11.1          Treatment of Confidential Information.  Except as otherwise provided in this Article 11, during the Term, any Renewal Term, and for a period of five (5) years thereafter (the “Confidentiality Term”), each party hereto shall hold in confidence, and may use but not disclose to a third party (except as specifically set forth herein or with the express prior written consent of the other party) any and all Confidential Information.

          11.2          Limits on disclosure.

                           (i)          Without limiting the generality of Section 11.1 hereof, each party may disclose Confidential Information to its employees, consultants, attorneys, contractors, advisors, sublicensees and Affiliates who need to receive the Confidential Information in order to further the activities contemplated in this Agreement.  Each party shall take sufficient precautions to safeguard the Confidential Information, including obtaining appropriate commitments and enforceable confidentiality agreements.  Each party understands and agrees that the wrongful disclosure of Confidential Information may result in serious and irreparable damage to the other party, that the remedy at law or any breach of this covenant may be inadequate and that the party seeking redress hereunder shall be entitled to injunctive relief, without prejudice to any other rights and remedies to which such party may be entitled.

                           (ii)        It is acknowledged that Confidential Information may be obtained by a party from the other party not only in writing or other tangible form (including electronic), but also through discussions between each party’s respective representatives, demonstrations, observations and other intangible methods.

                           (iii)      Except as otherwise set forth in this Agreement, upon termination of this Agreement and at the written request of the disclosing party, the receiving party (including any sublicensees) shall return all Confidential Information of the disclosing party (including all copies, excerpts and summaries thereof contained on any media) or destroy such Confidential Information at the option of the disclosing party.

ARTICLE XII.
MISCELLANEOUS

          12.1          Independent Contractors.  The relationship between SMBI on the one hand and NuVim on the other hand, is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between SMBI on the one hand and NuVim on the other hand.  Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

          12.2          Assignment.  This Agreement may be assigned by either party in connection with any sale, merger or other business combination involving all or substantially all of such party’s assets or stock; provided, however, that if NuVim is ever sold, merged or undergoes such other business combination, as a condition to such sale, merger or other business combination, the acquirer must agree to assume and be bound by the terms of this Agreement.  Except as set forth in the preceding sentence, neither this Agreement nor any other rights or obligations hereunder shall be assigned by either party by operation of law or otherwise without the prior written consent of the other party.

          12.3          Governing Law.  This Agreement shall be deemed to have been entered into and shall be governed by and construed under the internal laws of the State of Ohio.

          12.4          No Implied Waiver.  No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          12.5          Severability.  If any provision or part thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of the provision or the other provisions and each shall remain in full force and effect.

          12.6          Notices.  Any notice to be given by either party shall be in writing, sent by facsimile, express or registered or certified mail, postage pre-paid or by pre-paid next business day courier service, to the attention of:

If to SMBI:	Stolle Milk Biologics, Inc.
6954 Cornell Road, Suite 400
Cincinnati, Ohio 45242
Fax No. 513-489-7267
	Attention:	Con F. Sterling, Jr.
President

If to NuVim:	NuVim, Inc.
12 Route 17 North, Suite 210
Paramus, New Jersey 07652
Fax No. 201-556-1012
	Attention:	Richard Kundrat
Chief Executive Officer

Any such notice or communication shall be effective upon such personal delivery or three (3) days after it is sent by such registered or certified mail, as the case may be.

          12.7          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

          12.8          Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings related to the same subject matter between the parties.  The parties intend this Agreement to be a complete statement of the terms of their understanding.

          12.9          Amendments.  Any amendment or modification to this Agreement shall only be valid if made by writing and signed by an authorized officer of each of the parties.

          12.10        Insurance.  NuVim shall maintain insurance coverage in an amount of at least $2,000,000 (or its equivalent if Products are sold or manufactured in a foreign country) for product liability claims related to the sale or use of the Licensed Products.  Within fifteen (15) days of a written request by SMBI, NuVim shall provide either a certificate of such insurance or a written statement that such insurance is not available within that country, in which case SMBI may obtain such coverage at the other party’s expense.  Such policy shall name SMBI as an additional insured and shall require the insurer to notify SMBI at least thirty (30) days prior to the insurer’s termination of the policy or the expiration of the policy.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

STOLLE MILK BIOLOGICS, INC.

By:	/s/ CON F. STERLING JR.

Con F. Sterling, Jr.
President

NUVIM, INC.

By:	/s/ RICHARD KUNDRAT

Richard Kundrat
Chief Executive Officer